Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Vincent Sipowicz 703-682-6476

AES Reports Strong Year-to-Date Cash Flow and Reaffirms Full-Year 2016 Guidance

Highlights

•	Achieved $2.2 billion of Consolidated Net Cash Provided by Operating Activities in the first nine months of 2016, 89% of the midpoint of full year guidance

•	Achieved $1.1 billion of Proportional Free Cash Flow in the first nine months of 2016, 91% of the midpoint of full year guidance

•	Earned $0.64 of Adjusted Earnings Per Share in the first nine months of 2016, 64% of the midpoint of full year guidance

◦	Third quarter 2016 Diluted EPS of $0.26 and Adjusted EPS of $0.32

•	Reaffirming 2016 guidance ranges and 2017-2018 expectations for all financial metrics

•	Completed 552 MW of projects under construction in October 2016, bringing year-to-date completion to 2,966 MW

•	Completed the sale of AES Sul in Brazil in October 2016 for approximately $440 million in proceeds to AES
ARLINGTON, Va., November 4, 2016 – The AES Corporation (NYSE: AES) today reported financial results for the three months ending September 30, 2016. Compared with last year, these results reflect higher contributions from the US Strategic Business Unit (SBU) as a result of completion of construction projects at Indianapolis Power & Light in Indiana and the Andes SBU as a result of completion of the 531 MW Cochrane plant as well as lower cost of purchased power and fuel at Gener in Chile. These were largely offset by a lower contribution from the Brazil SBU due to the expiration of Tietê's contract at the end of 2015.
Consolidated Net Cash Provided by Operating Activities for the third quarter of 2016 was $819 million, a decrease of $96 million compared to the third quarter last year. The result includes stable margins; the decline was driven by the settlement of overdue receivables in the Dominican Republic in September 2015 that benefitted cash flow last year, partially offset by an improvement this year in working capital at Eletropaulo in Brazil. Third quarter 2016 Proportional Free Cash Flow (a non-GAAP financial measure) decreased $221 million to $400 million compared to the third quarter last year. This decrease reflects stable margins, while the main driver of lower Proportional Free Cash Flow was lower working capital due to the settlement of overdue receivables in the Dominican Republic in September 2015.
Third quarter 2016 Diluted Earnings Per Share from Continuing Operations (Diluted EPS) was $0.26, flat with the third quarter of 2015. Third quarter 2016 Diluted EPS reflects stable margins and lower asset impairment expense compared to last year, largely offset by $0.06 lower equity in earnings of affiliates from the restructuring at Guacolda in Chile executed in the third quarter of 2015. Adjusted Earnings Per

Share (Adjusted EPS, a non-GAAP financial measure) for the third quarter of 2016 decreased $0.06 to $0.32, primarily due to the $0.06 lower equity in earnings of affiliates from the restructuring at Guacolda.
"We continue to make good progress on our financial and strategic objectives to maximize shareholder value," said Andrés Gluski, AES President and Chief Executive Officer. "This year, with the commissioning of our 532 MW Cochrane power plant in Chile, we have completed almost 3 GW of projects, on time and on budget. We have already achieved 90% of our full year cash flow guidance through the end of September and, in addition, on the 31st of October we closed the sale of AES Sul in Brazil for $440 million. Our strong cash flow will allow us to continue to grow our dividend, pay down recourse debt and invest in attractive platform expansions."
"We are well positioned to achieve investment grade credit metrics by 2020 while also delivering attractive risk-adjusted returns to our shareholders," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer. "We are confident we can achieve attractive growth in proportional free cash flow through 2018. Beyond 2018, we are well positioned to continue to leverage our platforms by integrating new, low carbon generation sources into our existing portfolio under long-term contracts."
Table 1: Key Financial Results

	Third Quarter		Year-to-Date September 30,		Full Year 2016 Guidance
$ in Millions, Except Per Share Amounts	2016	2015	2016	2015
Consolidated Net Cash Provided by Operating Activities	$819	$915	$2,182	$1,505	$2,000-$2,900
Proportional Free Cash Flow [1]	$400	$621	$1,070	$948	$1,000-$1,350
Diluted EPS from Continuing Operations	$0.26	$0.26	$0.31	$0.58	N/A
Adjusted EPS [1]	$0.32	$0.38	$0.64	$0.90	$0.95-$1.05

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

Table 2: Guidance & Expectations

$ in Millions, Except Per Share Amounts	Reaffirming Full Year 2016 Guidance	2017-2018 Expectations
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,900	N/A
Proportional Free Cash Flow [1]	$1,000-$1,350	No change; at least 10% average annual growth off 2016 base
Adjusted EPS [1,2]	$0.95-$1.05	Maintaining 12%-16% average annual growth off 2016 base

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

[2]
In providing its full year 2016 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized losses related to derivative transactions, estimated to have no impact on Adjusted EPS; (b) unrealized foreign currency losses, estimated to be $12 million; (c) gains due to dispositions and acquisitions of business interests, estimated to be $3 million; (d) losses due to impairments, estimated to be $186 million, related to DP&L and Buffalo Gap I & II; and (e) costs due to the early retirement of debt, estimated to be $18 million. The amounts set forth above are as of September 30, 2016. At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

2016 Guidance and 2017-2018 Expectations

•	The Company is reaffirming its 2016 Consolidated Net Cash Provided by Operating Activities guidance range of $2,000-$2,900 million.

•	The Company is reaffirming its 2016 Proportional Free Cash Flow guidance range of $1,000-$1,350 million.

◦	The Company is reaffirming its 2016 Parent Free Cash Flow expectation of $525-$625 million.

•	The Company is reaffirming its 2016 Adjusted EPS guidance range of $0.95-$1.05.

•	The Company's 2016 guidance is based on foreign currency and commodity forward curves as of September 30, 2016.

•	The Company is reaffirming its growth rate expectations for 2017-2018 for both Proportional Free Cash Flow and Adjusted EPS.

◦	The Company expects growth to be higher in 2018 than in 2017, largely because the completion of projects under construction is more weighted towards 2018.

•	The Company's 2017-2018 expectations are based on foreign currency and commodity forward curves as of June 30, 2016.
Additional Highlights

•	Year-to-Date 2016, the Company prepaid $306 million in Parent debt, including prepayment in July 2016 of $181 million of 8% unsecured notes due in 2017.

•	Year-to-Date 2016, the Company has successfully completed 2,966 MW of projects on time and on budget:

◦	In October, 2016, completed 532 MW Cochrane coal-fired plant and 20 MW Cochrane Energy Storage Array at Gener in Chile.

•	The Company currently has 3,389 MW of capacity currently under construction and expected to come on-line through 2019.

◦
The Company continues to expect completion of the 531 MW Alto Maipo hydro project at Gener in Chile in 2019 and, as previously disclosed, incremental capital expenditure of 10% to 20% of the original $2 billion budget. The additional cost is expected to be funded through a combination of non-recourse debt and sponsors' equity. Currently, the Company's indirect equity interest in the project is 40%.

•	Year-to-Date 2016, the Company has announced or closed approximately $500 million in asset sale proceeds to AES.

◦
In October 2016, the Company closed the sale of its 100% equity interest in AES Sul, one of its utilities in Brazil, for approximately $440 million in proceeds to AES, net of estimated working capital adjustments and transaction costs. The majority of the proceeds are subject to Brazil statutory notice period requirements for distributions which are expected to be met by the first quarter of 2017.

◦	In June 2016, the Company received the remaining $40 million in proceeds from the sales of Sonel, Dibamba and Kribi in Cameroon, which were announced in November 2013.

◦	In February 2016, the Company received $21 million in proceeds from the sale of a 24% interest in IPP4, one of its generation businesses in Jordan.

◦	In January 2016, the Company received $9 million in proceeds from the sale of Kelanitissa, its generation business in Sri Lanka, and exited the country.

•	Year-to-Date 2016, the Company has repurchased 9 million shares for $79 million, at an average price of $9.07 per share. 2016 share repurchases were executed in the first quarter.
Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Proportional Free Cash Flow, Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, as well as reconciliations to the most comparable GAAP financial measures.
Attachments
Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2016 Financial Guidance Elements.
Conference Call Information
AES will host a conference call on Friday, November 4, 2016 at 9:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-888-317-6003 at least ten minutes before the start of the call. International callers should dial +1-412-317-6061. The Conference ID for this call is 1674466. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Presentations and Webcasts.”
A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.
About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 21,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2015 revenues were $15 billion and we own and manage $37 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.
Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2015 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Any Stockholder who desires a copy of the Company’s 2015 Annual Report on Form 10-K dated on or about February 23, 2016 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

#

THE AES CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Revenue:
Regulated	$1,785	$1,691	$4,926	$5,319
Non-Regulated	1,757	1,831	5,116	5,617
Total revenue	3,542	3,522	10,042	10,936
Cost of Sales:
Regulated	(1,623)	(1,458)	(4,521)	(4,447)
Non-Regulated	(1,231)	(1,399)	(3,750)	(4,348)
Total cost of sales	(2,854)	(2,857)	(8,271)	(8,795)
Operating margin	688	665	1,771	2,141
General and administrative expenses	(40)	(45)	(135)	(150)
Interest expense	(354)	(365)	(1,086)	(995)
Interest income	110	126	365	321
Loss on extinguishment of debt	(16)	(20)	(12)	(161)
Other expense	(13)	(18)	(42)	(47)
Other income	18	12	43	42
Gain on disposal and sale of businesses	—	24	30	24
Asset impairment expense	(79)	(231)	(473)	(276)
Foreign currency transaction gains (losses)	(20)	12	(16)	4
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	294	160	445	903
Income tax expense	(75)	(43)	(165)	(266)
Net equity in earnings of affiliates	11	81	25	96
INCOME FROM CONTINUING OPERATIONS	230	198	305	733
(Loss) income from operations of discontinued businesses, net of income tax benefit (expense) of $0, $(1), $4 and $6, respectively	(1)	5	(7)	(12)
Net loss from disposal and impairments of discontinued businesses, net of income tax benefit of $401 for the nine months ended September 30, 2016	—	—	(382)	—
NET INCOME (LOSS)	229	203	(84)	721
Less: Net income attributable to noncontrolling interests	(57)	(23)	(105)	(330)
Less: Net loss attributable to redeemable stocks of subsidiaries	$3	$—	$8	$—
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$175	$180	$(181)	$391
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$176	$175	$208	$403
(Loss) income from discontinued operations, net of tax	(1)	5	(389)	(12)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$175	$180	$(181)	$391
BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.26	$0.26	$0.31	$0.58
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	0.01	(0.59)	(0.01)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.26	$0.27	$(0.28)	$0.57
DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.26	$0.26	$0.31	$0.58
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	—	(0.59)	(0.02)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.26	$0.26	$(0.28)	$0.56
DILUTED SHARES OUTSTANDING	662	682	662	694
DIVIDENDS DECLARED PER COMMON SHARE	$0.11	$0.10	$0.22	$0.20

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
REVENUE
US	$916	$923	$2,582	$2,751
Andes	667	652	1,864	1,894
Brazil	1,027	866	2,761	3,083
MCAC	547	597	1,596	1,796
Europe	207	292	675	921
Asia	179	195	574	501
Corporate, Other and Inter-SBU eliminations	(1)	(3)	(10)	(10)
Total Revenue	$3,542	$3,522	$10,042	$10,936

THE AES CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2016	December 31, 2015
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,325	$1,257
Restricted cash	291	295
Short-term investments	596	469
Accounts receivable, net of allowance for doubtful accounts of $113 and $87, respectively	2,081	2,302
Inventory	637	671
Prepaid expenses	92	106
Other current assets	1,266	1,318
Current assets of discontinued operations and held-for-sale businesses	1,006	424
Total current assets	7,294	6,842
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	780	702
Electric generation, distribution assets and other	29,087	27,751
Accumulated depreciation	(9,884)	(9,327)
Construction in progress	3,300	3,029
Property, plant and equipment, net	23,283	22,155
Other Assets:
Investments in and advances to affiliates	626	610
Debt service reserves and other deposits	644	555
Goodwill	1,157	1,157
Other intangible assets, net of accumulated amortization of $94 and $93, respectively	227	207
Deferred income taxes	503	410
Service concession assets, net of accumulated amortization of $93 and $34, respectively	1,465	1,543
Other noncurrent assets	1,909	2,109
Noncurrent assets of discontinued operations and held-for-sale businesses	—	882
Total other assets	6,531	7,473
TOTAL ASSETS	$37,108	$36,470
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,426	$1,571
Accrued interest	368	236
Accrued and other liabilities	2,026	2,286
Non-recourse debt, includes $247 and $258, respectively, related to variable interest entities	1,091	2,172
Current liabilities of discontinued operations and held-for-sale businesses	802	661
Total current liabilities	5,713	6,926
NONCURRENT LIABILITIES
Recourse debt	4,944	4,966
Non-recourse debt, includes $1,494 and $1,531, respectively, related to variable interest entities	14,796	12,943
Deferred income taxes	1,042	1,090
Pension and other post-retirement liabilities	1,035	919
Other noncurrent liabilities	3,035	2,794
Noncurrent liabilities of discontinued operations and held-for-sale businesses	—	123
Total noncurrent liabilities	24,852	22,835
Commitments and Contingencies (see Note 8)
Redeemable stock of subsidiaries	775	538
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 816,061,123 issued and 659,175,940 outstanding at September 30, 2016 and 815,846,621 issued and 666,808,790 outstanding at December 31, 2015)	8	8
Additional paid-in capital	8,645	8,718
Retained earnings (accumulated deficit)	(114)	143
Accumulated other comprehensive loss	(3,753)	(3,883)
Treasury stock, at cost (156,885,183 shares at September 30, 2016 and 149,037,831 at December 31, 2015)	(1,904)	(1,837)
Total AES Corporation stockholders’ equity	2,882	3,149
NONCONTROLLING INTERESTS	2,886	3,022
Total equity	5,768	6,171
TOTAL LIABILITIES AND EQUITY	$37,108	$36,470

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in millions)
OPERATING ACTIVITIES:
Net income (loss)	$(84)	$721
Adjustments to net income:
Depreciation and amortization	877	880
Gain on sales and disposals of businesses	(30)	(24)
Impairment expenses	475	276
Deferred income taxes	(475)	(8)
Provisions for (reversals of) contingencies	28	(91)
Loss on extinguishment of debt	12	165
Loss on sales of assets	26	23
Impairments of discontinued operations and held-for-sale businesses	783	—
Other	106	50
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	335	(314)
(Increase) decrease in inventory	36	(11)
(Increase) decrease in prepaid expenses and other current assets	670	377
(Increase) decrease in other assets	(237)	(1,103)
Increase (decrease) in accounts payable and other current liabilities	(567)	238
Increase (decrease) in income tax payables, net and other tax payables	(270)	(126)
Increase (decrease) in other liabilities	497	452
Net cash provided by operating activities	2,182	1,505
INVESTING ACTIVITIES:
Capital Expenditures	(1,770)	(1,687)
Acquisitions, net of cash acquired	(61)	(17)
Proceeds from the sale of businesses, net of cash sold, and equity method investments	157	96
Sale of short-term investments	3,747	3,683
Purchase of short-term investments	(3,797)	(3,605)
Increase in restricted cash, debt service reserves and other assets	(123)	(60)
Other investing	(22)	(49)
Net cash used in investing activities	(1,869)	(1,639)
FINANCING ACTIVITIES:
Borrowings under the revolving credit facilities	1,079	677
Repayments under the revolving credit facilities	(856)	(644)
Issuance of recourse debt	500	575
Repayments of recourse debt	(808)	(915)
Issuance of non-recourse debt	2,118	3,281
Repayments of non-recourse debt	(1,720)	(2,468)
Payments for financing fees	(86)	(65)
Distributions to noncontrolling interests	(356)	(182)
Contributions from noncontrolling interests and redeemable security holders	154	117
Proceeds from the sale of redeemable stock of subsidiaries	134	461
Dividends paid on AES common stock	(218)	(209)
Payments for financed capital expenditures	(108)	(110)
Purchase of treasury stock	(79)	(408)
Other financing	(12)	(24)
Net cash (used in) provided by financing activities	(258)	86
Effect of exchange rate changes on cash	7	(40)
Decrease in cash of discontinued operations and held-for-sale businesses	6	7
Total increase (decrease) in cash and cash equivalents	68	(81)
Cash and cash equivalents, beginning	1,257	1,517
Cash and cash equivalents, ending	$1,325	$1,436
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$837	$875
Cash payments for income taxes, net of refunds	$425	$319
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired through capital lease and other liabilities	$5	$12

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders.
Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.
The Company's non-GAAP metrics are Proportional Free Cash Flow, Adjusted pre-tax contribution (“adjusted PTC”) and Adjusted earnings per share (“adjusted EPS”) used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
Proportional Free Cash Flow is defined as cash flows from operating activities (adjusted for service concession asset capital expenditures), less maintenance capital expenditures (including non-recoverable environmental capital costs and net of reinsurance proceeds) adjusted for the estimated impact of noncontrolling interests. Proportional Free Cash Flow in each SBU includes the effect of intercompany transactions with other SBUs except for interest, tax sharing, charges for management fees and transfer pricing. The proportionate share of cash flows and related adjustments attributable to noncontrolling interest in our subsidiaries comprise the proportional adjustment factor presented in the reconciliation below.
The GAAP measure most comparable to Proportional Free Cash Flow is Net Cash Flows Provided By Operating Activities. We believe that Proportional Free Cash Flow better reflects the underlying business performance of the Company, as it measures the cash generated by the business, after the funding of maintenance capital expenditures, that may be available for investing or repaying debt or other purposes. Factors in this determination include the impact of noncontrolling interest, where AES consolidates the results of a subsidiary that is not wholly-owned by the Company.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:

Maintenance Capital Expenditures	$144	$111	$464	$417
Environmental Capital Expenditures	$43	63	198	193
Growth Capital Expenditures	349	371	1,216	1,187
Total Capital Expenditures	$536	$545	$1,878	$1,797

Reconciliation of Proportional Adjusted Operating Cash Flow (2)
Consolidated Operating Cash Flow	$819	$915	$2,182	$1,505
Add: Capital Expenditures Related to Service Concession Assets (3)	1	77	27	148
Less: Proportional Adjustment Factor (2) (5)	(313)	(276)	(787)	(361)
Proportional Adjusted Operating Cash Flow (2) (5)	$507	$716	$1,422	$1,292

Reconciliation of Free Cash Flow (1)
Consolidated Operating Cash Flow	$819	$915	$2,182	$1,505
Add: Capital Expenditures Related to Service Concession Assets (3)	1	77	27	148
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(144)	(111)	(464)	(417)
Less: Non-Recoverable Environmental Capital Expenditures	(11)	(17)	(36)	(43)
Free Cash Flow (1)	$665	$864	$1,709	$1,193

Reconciliation of Proportional Free Cash Flow (1) (2)
Proportional Operating Cash Flow (2)	$506	$677	$1,408	$1,216
Add: Proportional Capital Expenditures Related to Service Concession Assets (3)	1	39	14	76
Proportional Adjusted Operating Cash Flow (2) (5)	507	716	1,422	1,292
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds (2)	(96)	(80)	(322)	(310)
Less: Proportional Non-Recoverable Environmental Capital Expenditures (2) (4)	(11)	(15)	(30)	(34)
Proportional Free Cash Flow (1) (2)	$400	$621	$1,070	$948

(1)	Free cash flow (a non-GAAP financial measure) is proportional free cash flow as defined above but inclusive of noncontrolling interest impacts.

(2)
The proportional adjustment factor, proportional maintenance capital expenditures (net of reinsurance proceeds) and proportional non-recoverable environmental capital expenditures are calculated by multiplying the percentage owned by noncontrolling interests for each entity by its corresponding consolidated cash flow metric and are totaled to the resulting figures. For example, Parent Company A owns 80% of Subsidiary Company B, a consolidated subsidiary. Thus, Subsidiary Company B has a 20% noncontrolling interest. Assuming a consolidated net cash flow from operating activities of $100 from Subsidiary B, the proportional adjustment factor for Subsidiary B would equal ($20), or $100 x (20%). The Company calculates the proportional adjustment factor for each consolidated business in this manner and then sums these amounts to determine the total proportional adjustment factor used in the reconciliation. The proportional adjustment factor may differ from the proportion of income attributable to noncontrolling interests as a result of (a) non-cash items which impact income but not cash and (b) AES' ownership interest in the subsidiary where such items occur.

(3)	Service concession asset expenditures excluded from free cash flow and proportional free cash flow non-GAAP metric due to the adoption of service concession accounting effective January 1, 2015.

(4)
Excludes IPALCO’s proportional recoverable environmental capital expenditures of $22 million and $35 million for the three months ended September 30, 2016 and 2015, as well as, $116 million and $121 million for the nine months ended September 30, 2016 and 2015, respectively.

(5)
Includes proportional adjustment amount for service concession asset expenditures of $1 million and $39 million for the three months ended September 30, 2016 and 2015, as well as, $14 million and $76 million for the nine months ended September 30, 2016 and June 30, 2015, respectively. The Company adopted service concession accounting effective January 1, 2015.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted PTC is defined as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis adjusted for the same gains or losses excluded from consolidated entities.
Adjusted EPS is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015			Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1)		Net of NCI(1)	Per Share(Diluted) Net of NCI(1)		Net of NCI(1)	Per Share (Diluted) Net of NCI(1)		Net of NCI(1)	Per Share (Diluted) Net of NCI(1)
	(in millions, except per share amounts)
Income (Loss) from Continuing Operations Attributable to AES and Diluted EPS	$176	$0.26	(2)	$175	$0.26		$208	$0.31	(3)	$403	$0.58
Add: Income Tax Expense (Benefit) from Continuing Operations Attributable to AES	47			10			66			113
Pre-Tax Contribution	$223			$185			$274			$516
Adjustments
Unrealized Derivative Losses/(Gains)	$5	$—		$(12)	$(0.02)		$1	$—		$(29)	$(0.04)
Unrealized Foreign Currency Transaction Losses	3	0.01		5	0.01		12	0.01		48	0.07
Disposition/Acquisition (Gains)	(3)	—		(23)	(0.03)	(4)	(5)	—	(5)	(32)	(0.05)	(4)
Impairment Losses	24	0.03	(6)	139	0.20	(7)	309	0.47	(8)	175	0.25	(9)
Loss on Extinguishment of Debt	20	0.04	(10)	21	0.03		26	0.05	(11)	159	0.23	(12)
Less: Net Income Tax (Benefit)		(0.02)			(0.07)	(13)		(0.20)	(14)		(0.14)	(15)
Adjusted PTC and Adjusted EPS	$272	$0.32		$315	$0.38		$617	$0.64		$837	$0.90
_____________________________

(1)	NCI is defined as Noncontrolling Interests.

(2)
Diluted EPS calculation includes income from continuing operations, net of tax, of $176 million less the $5 million adjustment to retained earnings to record the DP&L redeemable preferred stock at its redemption value as of September 30, 2016.

(3)
Diluted EPS calculation includes income from continuing operations, net of tax, of $208 million less the $5 million adjustment to retained earnings to record the DP&L redeemable preferred stock at its redemption value as of September 30, 2016.

(4)	Amount primarily relates to the gain on sale of Armenia Mountain of $22 million, or $0.03 per share.

(5)	Amount primarily relates to the gain on sale of DPLER of $22 million, or $0.03 per share; offset by the loss on deconsolidation of UK Wind of $20 million, or $0.03 per share.

(6)	Amount primarily relates to the asset impairment at Buffalo Gap I of $78 million ($23 million, or $0.03 per share, net of NCI).

(7)
Amount primarily relates to asset impairments at Buffalo Gap III of $118 million ($27 million, or $0.04 per share, net of NCI); and $113 million at Kilroot ($112 million, or $0.16 per share, net of NCI).

(8)
Amount primarily relates to asset impairments at DPL of $235 million, or $0.36 per share; $159 million at Buffalo Gap II ($49 million, or $0.07 per share, net of NCI); and $78 million at Buffalo Gap I ($23 million, or $0.03 per share, net of NCI).

(9)
Amount primarily relates to asset impairments at Buffalo Gap III of $118 million ($27 million, or $0.04 per share, net of NCI); $113 million at Kilroot ($112 million, or $0.16 per share, net of NCI); and $38 million at UK Wind ($30 million or $0.04 per share, net of NCI).

(10)
Amount primarily relates to losses on early retirement of debt at the Parent Company of $17 million, or $0.02 per share; and an adjustment of $5 million, or $0.01 per share to record the DP&L redeemable preferred stock at its redemption value.

(11)
Amount primarily relates to losses on early retirement of debt at the Parent Company of $19 million, or $0.03 per share; and an adjustment of $5 million, or $0.01 per share, to record the DP&L redeemable preferred stock at its redemption value.

(12)	Amount primarily relates to losses on early retirement of debt at the Parent Company of $113 million, or $0.16 per share; and $22 million at IPL ($16 million or $0.02 per share, net of NCI).

(13)	Amount primarily relates to the per share income tax benefit associated with impairment losses of $46 million, or $0.06 in the three months ended September 30, 2015.

(14)	Amount primarily relates to the per share income tax benefit associated with impairment losses of $123 million, or $0.19 in the nine months ended September 30, 2016.

(15)
Amount primarily relates to the per share income tax benefit associated with losses on extinguishment of debt of $51 million, or $0.08 and impairment losses of $48 million, or $0.07 in the nine months ended September 30, 2015.

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,242	$1,070	$968	$1,057
Returns of capital distributions to Parent & QHCs	34	30	24	8
Total subsidiary distributions & returns of capital to Parent	$1,276	$1,100	$992	$1,065
Parent only data: quarterly
(in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$265	$337	$85	$555
Returns of capital distributions to Parent & QHCs	4	14	16	0
Total subsidiary distributions & returns of capital to Parent	$269	$351	$101	$555
Parent Company Liquidity (2)
(in millions)	Balance at
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$42	$30	$17	$400
Availability under credit facilities	519	733	658	738
Ending liquidity	$561	$763	$675	$1,138

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus available borrowings under existing credit facility plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’ indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2016 FINANCIAL GUIDANCE ELEMENTS(1), (2)

2016 Financial Guidance
As of 11/4/16
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share (3)	$0.95-$1.05
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,000-$2,900 million
Free Cash Flow (4)		$1,000-$1,350 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,000-$2,900 million	$1,500-$1,850 million
Less: Maintenance Capital Expenditures	$600-$800 million	$400-$600 million
Free Cash Flow (4)	$1,300-$2,200 million	$1,000-$1,350 million

(1)	2016 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2016.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash Provided by Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Beginning in Q1 2015, the definition was revised to also exclude cash flows related to service concession assets. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted Earnings Per Share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities (adjusted for service concession asset capital expenditures) less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.